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                                                                     EXHIBIT A

                                                          CUSIP No.: 913431AA0


                     UNIVERSAL COMPRESSION HOLDINGS, INC.

                     11 3/8% SENIOR DISCOUNT NOTE DUE 2009


No. H1

                  UNIVERSAL COMPRESSION HOLDINGS, INC., a Delaware corporation (the "Company", which term includes any successor entities), for value received promise to pay to Cede & Co. or registered assigns the principal sum of Forty-Three Million Five Hundred Thousand ($43,500,000) Dollars on February 15, 2009.

                  Interest Payment Dates: August 15 and February 15, commencing August 15, 2003

                  Record Dates: August 1 and February l

                  Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

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                  IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.


                                         UNIVERSAL COMPRESSION HOLDINGS, INC.


                                         By: _________________________________
                                             Name:
                                             Title:


                                         By: _________________________________
                                             Name:
                                             Title:

Dated:  February 20, 1998

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Certificate of Authentication

                  This is one of the 11 3/8% Senior Discount Notes due 2009 referred to in the within-mentioned Indenture.



                                              UNITED STATES TRUST COMPANY OF
                                              NEW YORK, as Trustee


                                              By: __________________________
                                                      Authorized Signatory

Date of Authentication:  February 20, 1998

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                             (REVERSE OF SECURITY)

                     11 3/8% Senior Discount Note due 2009


                  1. Interest. UNIVERSAL COMPRESSION HOLDINGS, INC., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrete from the Issue Date. Cash interest on the Notes will not accrue or be payable prior to February 15, 2003. Thereafter, interest on the Notes will accrue at a rate of 11 3/8% per annum and will be payable semi-annually in cash on August 15 and February 15, commencing August 15, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed.

                  The Company shall pay interest on overdue Accreted Value or principal and on overdue installments of interest from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

                  2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange (including pursuant to an Exchange Offer (as defined in the Registration Rights Agreement)) after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay Accreted Value or principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts ("U.S. Legal Tender"). However, the Company may pay Accreted Value or principal and interest by its check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder's registered address.

                  3. Paying Agent and Registrar. Initially, United States Trust Company of New York (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

                  4. Indenture. The Company issued the Notes under an Indenture, dated as of February 20, 1998 (the "Indenture"), between the Company and the Trustee. This Note is one of a duly authorized issue of Initial Notes of the Company designated as its 11 3/8% Senior Discount Notes due 2009 (the "Initial

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Notes"). The Notes are limited in aggregate principal amount at maturity to
$43,500,000. The Notes include the Initial Notes and the Exchange Notes (as defined in the Indenture) issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement. The Initial Notes and the Exchange Notes are treated as a single class of securities under the Indenture. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code ss.ss. 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and said Act for a statement of them. The Notes are general unsecured obligations of the Company.

                  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time in accordance with its terms.

                  5.  Optional Redemption.

                  (a) Optional Redemption on and After February 15, 2003. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February l5, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount at maturity thereof) if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                    Year                                          Percentage
                    ----                                          ----------

                    2003.....................................     105.688%
                    2004.....................................     103.792%
                    2005.....................................     101.896%
                    2006 and thereafter......................     100.000%


                  (b) Optional Redemption Prior to February 15, 2003. Prior to February 15, 2003, the Notes will be redeemable, at the option of the Company, in whole at any time, upon not less than 30 nor more than 60 days' notice, at a redemption price on the redemption date equal to the Accreted Value of each Note on the redemption date plus the Applicable Premium.

                  "Applicable Premium" means with respect to a Note for any redemption date, the excess of (i) the present value at the redemption date of the redemption price of such Note at Febru-


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ary 15, 2003 (such redemption price being described under "--Optional
Redemption"), computed using a discount rate equal to the Treasury Rate plus 75 basis points over (ii) the Accreted Value of such Note at the redemption date.

                  "Treasury Rate" means the yield to maturity determined two business days prior to any applicable redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to February 15, 2003, provided, however, that if the period from the redemption date to February 15, 2003 is not equal to the constant maturity of such United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yield of such United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                  6. Optional Redemption upon Equity Offering. At any time, or from time to time, on or prior to February 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem all of the Notes at a redemption price equal to 111.375% of the Accreted Value of the Notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

                  7. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. Notes in denominations larger than $1,000 may be redeemed in part.


                  Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such redemption price plus accrued interest, if any, the Notes called for redemption will cease to accrete or interest will cease to accrue from and after such Redemption Date and


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the only right of the Holders of such Notes will be to receive payment of the redemption price plus accrued interest, if any.

                  8. Change of Control Offer. Upon a Change of Control, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount at maturity of the Notes to be repurchased plus the Accreted Value and/or accrued interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

                  9. Offers to Purchase. Sections 4.14 and 4.15 of the Indenture provide that, after certain Asset Sales (as defined in the Indenture) and upon the occurrence of a Change of Control (as defined in the Indenture), and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

                  10. Registration Rights. Pursuant to a registration rights agreement between the Company and the Initial Purchaser, the Company will be obligated to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for Exchange Notes (as defined in the Indenture), which have been registered under the Securities Act, in like principal amount and having terms identical in all material respects as the Initial Notes. The Holders of the Initial Notes shall be entitled to receive certain additional interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the registration rights agreement.

                  11. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.


                  12. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

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                  13. Unclaimed Money. If money for the payment of Accreted
Value or principal or interest remains unclaimed for one year, the Trustee and the Paying Agent will pay the money back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

                  14. Discharge Prior to Redemption or Maturity. If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but including, under certain circumstances, its obligation to pay the principal of and interest on the Notes but without affecting the rights of the Holders to receive such amounts from such deposits).

                  15. Amendment; Supplement; Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding, and any past Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or comply with Article Five of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

                  16. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of their Capital Stock or certain Indebtedness, make certain Investments, create or incur liens, enter into transactions with Affiliates, create dividend or other payment restrictions affecting any Subsidiaries of the Company, issue Preferred Stock of any Subsidiaries of the Company, and on the ability of the Company to merge or consolidate with any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's or its Subsidiaries' assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section

                                     A-8



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4.06 of the Indenture, the Company must annually report to the Trustee on compliance with such limitations.

                  17. Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, the predecessor, subject to certain exceptions, will be released from those obligations.

                  18. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest when due, for any reason or a Default in compliance with Article Five of the Indenture) if it determines that withholding notice is in their interest.

                  19. Trustee Dealings with the Company and Its Subsidiaries. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

                  20. No Recourse Against Others. No partner, director, officer, employee or stockholder, as such, of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

                  21. Guarantees. This Note will be entitled to the benefits of certain Guarantees, if any, made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

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                  22. Authentication. This Note shall not be valid until the
Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.


                  23. Governing Law. This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of laws. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Note.

                  24. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                  25. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

                  The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture, which has the text of this Note. Requests may be made to Universal Compression Holdings, Inc., 150 East 58th Street, New York, NY 10155.

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                                ASSIGNMENT FORM


                  If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

                  I or we assign and transfer this Note to:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________
(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint _____________________________________________________,
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated: __________________            Signed: _________________________________
                                              (Sign exactly as your name
                                              appears on the other side of
                                              this Note)

Signature Guarantee: _________________________________________________________

                  In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer:

                                  [Check One]

(1)  __    to the Company or a subsidiary thereof; or

(2)  __    pursuant to and in compliance with Rule 144A under the Securities
           Act of 1933, as amended; or

(3)  __    to an institutional "accredited investor" (as defined in Rule
           501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

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(4)  __    outside the United states to a "foreign person" in compliance with
           Rule 904 of Regulation S under the Securities Act of 1933, as amended; or

(5)  __    pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended; or

(6)  __    pursuant to an effective registration statement under the
           Securities Act of 1933, as amended; or

(7)  __    pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an "affiliate" of the Company as defined in Rule 144 under the Securities Act of 1933, as amended (an "Affiliate"):

                  [ ]      The transferee is an Affiliate of the Company.

                  Unless one of the items is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4), (5) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

                  If none of the foregoing items are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.17 of the Indenture shall have been satisfied.

Dated: ____________________ Signed: __________________________________________
                                    (Sign exactly as name appears on the other side of this Note)

Signature Guarantee: _________________________________________________________

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TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

                  The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ______________                 ________________________________________
                                      NOTICE:  To be executed by an executive
                                               officer

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                     [OPTION OF HOLDER TO ELECT PURCHASE]


                  If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 or Section 4.15 of the Indenture, check the appropriate box:

                  Section 4.14 [     ]

                  Section 4.15 [     ]

                  If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.14 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$______________________

Dated: ____________________             _____________________________________
                                        NOTICE: The signature on this
                                        assignment must correspond with the
                                        name as it appears upon the face of
                                        the within Note in every particular
                                        without alteration or enlargement
                                        or any change whatsoever and be
                                        guaranteed.


Signature Guarantee:  _______________________________________________________

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